Exhibit A
(Effective as of August 31, 2026)

Name of Fund	Expense Cap	Effective Date of Expense Cap Term	Conclusion of Expense Cap Term
Roundhill Daily 2X Long Magnificent Seven ETF	0.95%	February 28, 2024	May 1, 2027
Roundhill Magnificent Seven Covered Call ETF	0.99%	April 9, 2025	April 30, 2028
Roundhill S&P 500 0DTE Covered Call Strategy ETF	0.99%	April 30, 2025	May 1, 2028
Roundhill Nasdaq-100 0DTE Covered Call Strategy ETF	0.99%	April 30, 2025	May 1, 2028
Roundhill Russell 2000 0DTE Covered Call Strategy ETF	0.99%	April 30, 2025	May 1, 2028
Roundhill S&P 500 No Dividend Target ETF	0.0849%	June 10, 2025	May 1, 2027
Roundhill WeeklyPay™ Universe ETF	0.99%	September 3, 2025	May 1, 2027
Roundhill Ultra Short Duration No Dividend Target ETF	0.1449%	February 18, 2026	February 18, 2027
Roundhill Memory ETF	0.66%	May 8, 2026	May 8, 2027
Roundhill Daily 2X Long Memory ETF	0.99%	May 8, 2026	May 8, 2027
Roundhill Memory Covered Call ETF	0.99%	May 8, 2026	May 8, 2027